Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Lexmark Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports full year and fourth quarter 2011 results

•	Revenue for the quarter at top end of guidance range
•	Record laser supplies revenue for year and quarter
•	Strong Perceptive Software revenue growth for year and quarter
•	Record gross profit margin percentage for year and quarter
•	Restructuring actions reflect company’s increasing focus on business platforms

LEXINGTON, Ky., Jan. 31, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the full year and fourth quarter of 2011.

“2011 was a good year for Lexmark given the challenging global economic environment,” said Paul Rooke, Lexmark chairman and chief executive officer. “Lexmark delivered record laser supplies revenue, record gross profit margin and a strong operating income margin.

“We continued solid execution of our strategic initiatives in 2011, focusing our significant imaging talent and resources squarely on business customers and aggressively growing our software business,” added Rooke. “We remain confident in our ongoing ability to generate positive free cash flow as we have for each of the past 10 years, and going forward we plan to return more than 50 percent of free cash flow to our shareholders through dividends and share repurchases.”

Full Year 2011 Results

GAAP revenue of $4.173 billion includes $5 million of acquisition-related adjustments. Non-GAAP revenue of $4.178 billion declined less than 1 percent compared with last year. The company delivered record laser supplies revenue for the year, which increased 9 percent above the record set last year.

Earnings Per Share	2011	2010
GAAP	$4.12	$4.28
Restructuring-related adjustments	0.30	0.37
Acquisition-related adjustments	0.29	0.31
Non-GAAP	$4.71	$4.96

GAAP earnings per share for the full year of 2011 were $4.12. Excluding $0.59 per share for restructuring-related and acquisition-related adjustments, earnings per share for the full year of 2011 would have been $4.71. GAAP earnings per share for the full year of 2010 were $4.28. Earnings per share for the full year of 2010 would have been $4.96 excluding $0.68 per share for restructuring-related and acquisition-related adjustments.

Hardware revenue of $989 million declined 7 percent while Supplies revenue of $2.912 billion was flat in 2011. Software and Other revenue was $272 million, or $277 million excluding acquisition-related adjustments. Software and Other revenue grew 22 percent, or 17 percent excluding acquisition-related adjustments. Core1 revenue, which principally includes laser and business inkjet hardware and supplies, managed print services and software, grew 7 percent year to year while Legacy1 revenue, which includes consumer inkjet hardware and supplies that the company is exiting, declined 35 percent. Lexmark’s focus continues to be on growing the company’s Core, as Legacy, which in 2011 represented about 12 percent of Lexmark’s revenue, continues to become a less significant portion of the company’s revenue mix.

Imaging Solutions and Services (ISS) revenue of $4.078 billion declined 2 percent compared to the same period last year. Perceptive Software revenue was $95 million. Perceptive Software revenue excluding acquisition-related adjustments was $100 million and grew 98 percent compared to the 2010 post-acquisition period of June 8 – Dec. 31, 2010.

Full year 2011 GAAP results:
•	Revenue was $4.173 billion compared to $4.200 billion last year.
•	Gross profit margin was a record 37.9 percent versus 36.2 percent in 2010.
•	Operating expense was $1.138 billion compared to $1.073 billion last year.
•
Operating income margin of 10.6 percent includes $59 million pre-tax for restructuring-related and acquisition-related adjustments. Operating income margin in 2010 of 10.6 percent included $71 million for pre-tax restructuring-related and acquisition-related adjustments.

•	Net earnings were $321 million compared to 2010 net earnings of $340 million.

Full year 2011 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $4.178 billion compared to $4.213 billion last year.
•	Gross profit margin would have been a record 38.4 percent versus 37.0 percent in 2010.
•	Operating expense would have been $1.104 billion compared to $1.041 billion last year.
•	Operating income margin would have been 12.0 percent compared to 12.3 percent last year.
•	Net earnings would have been $367 million compared to $395 million in the full year of 2010.

The company ended the year with $1.1 billion in cash and current marketable securities. Net cash provided by operating activities was $391 million. Capital expenditures were $156 million for the year. Depreciation and amortization was $222 million in 2011. The company repurchased $250 million, or 7.9 million of the company’s shares during 2011. The company’s remaining share repurchase authorization was about $241 million at year end.

Fourth Quarter 2011 Results

GAAP revenue of $1.060 billion includes $1 million of acquisition-related adjustments. Non-GAAP revenue of $1.061 billion declined 4 percent compared with the same quarter last year. The company delivered record laser supplies revenue in the quarter.

Earnings Per Share	4Q11	4Q10
GAAP	$0.94	$1.10
Restructuring-related adjustments	0.21	0.07
Acquisition-related adjustments	0.11	0.12
Non-GAAP	$1.25	$1.29

GAAP earnings per share for the fourth quarter of 2011 were $0.94. Excluding $0.32 per share for restructuring-related and acquisition-related adjustments, earnings per share for the fourth quarter of 2011 would have been $1.25. GAAP earnings per share for the fourth quarter of 2010 were $1.10. Earnings per share for the fourth quarter of 2010 would have been $1.29 excluding $0.19 per share for restructuring-related and acquisition-related adjustments.

In the fourth quarter, Hardware revenue declined 9 percent and Supplies revenue declined 3 percent. Software and Other revenue increased 5 percent, or declined 1 percent excluding acquisition-related adjustments. Core revenue grew 2 percent while Legacy revenue declined 38 percent.

ISS revenue of $1.030 billion declined 5 percent in the fourth quarter compared to the same period last year. Perceptive Software revenue was $30 million. Perceptive Software revenue of $31 million, excluding acquisition-related adjustments, grew 41 percent.

Fourth quarter 2011 GAAP results:
•	Revenue was $1.060 billion compared to $1.104 billion last year.
•	Gross profit margin was a record 37.4 percent versus 35.6 percent in 2010.
•	Operating expense was $303 million compared to $292 million last year.
•
Operating income margin of 8.8 percent includes $30 million pre-tax for restructuring-related and acquisition-related adjustments. Operating income margin in 2010 of 9.2 percent included $20 million for pre-tax restructuring-related and acquisition-related adjustments.

•	Net earnings for the quarter were $69 million compared to fourth quarter 2010 net earnings of $88 million.

Fourth quarter 2011 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $1.061 billion compared to $1.110 billion last year.
•	Gross profit margin would have been a record 38.3 percent versus 36.5 percent in 2010.
•	Operating expense would have been $283 million, approximately flat with last year.
•	Operating income margin would have been 11.6 percent compared to 11.0 percent last year.
•	Net earnings would have been $93 million compared to $103 million in the fourth quarter of 2010.

In the fourth quarter, net cash provided by operating activities was $164 million, capital expenditures were $46 million, and depreciation and amortization was $64 million. Lexmark repurchased approximately 3.8 million of its shares during the fourth quarter for $125 million. The company paid its first quarterly dividend of $0.25 per share totaling $18 million during the quarter.

Lexmark a Recognized Leader in Managed Print Services, MFPs

The company received significant industry recognition for Lexmark’s managed print services (MPS) and multifunction products (MFPs) during the fourth quarter.

Lexmark announced that it has been positioned a Leader, according to IT research firm IDC's recent MPS MarketScape report2, which analyzes the competitive fitness of companies providing MPS. IDC's multivendor study showed that Lexmark earned high marks on its MPS strategy and capabilities, particularly in the areas of customer service, operational execution and go-to-market approach.

Lexmark also announced it has been positioned by leading industry analyst firm Gartner, Inc. in the Leaders quadrant of its "Magic Quadrant: Managed Print Services Worldwide" report3. In the Gartner Magic Quadrant report, Lexmark was evaluated on "completeness of vision" as well as its "ability to execute." According to Gartner, "Leaders provide MPS to a wide range of customers, including the largest and most geographically dispersed, so they must demonstrate a truly global reach. They must demonstrate not only the skills to deliver today's MPS, but also the understanding, initiative and resources to prepare for tomorrow's MPS. Leaders characteristically augment the full scope of MPS with a wide range of added-value services. As a result, they are frequently shortlisted by large and midsize customers."

Further, Lexmark announced during the fourth quarter that it has been positioned by leading industry analyst firm Gartner, Inc. in the Leaders quadrant of its 2011 MFP and Printer Magic Quadrant3.

Anheuser-Busch Selects Lexmark for 5 Year MPS Contract

Lexmark recently announced it has signed a five-year agreement with Anheuser-Busch, a wholly owned subsidiary of leading global brewer Anheuser-Busch InBev, to provide world-class MPS, deploy a standardized fleet of innovative printers and MFPs, and improve business processes for the leading American brewer. The scope of the agreement spans Anheuser-Busch locations across the U.S., including corporate offices and breweries, as well as Labatt Brewing Company locations in Canada.

New Color MFPs Announced for Enterprise and SMB
Bringing high-quality color printing and workgroup reliability to a larger base of business customers, yesterday Lexmark introduced the new robust, high-performing OfficeEdge Series of MFPs. These MFPs are built upon Lexmark’s new high performance inkjet platform and engineered with enterprise-caliber components to deliver the long-lasting, reliable performance of a laser with the color quality and affordability of an inkjet. A workhorse for small workgroups within the enterprise and small to medium-sized businesses, Lexmark’s OfficeEdge Series includes two new models equipped with business-class features and laser-quality color printing at a 50 percent lower cost4.

The Lexmark OfficeEdge Series integrates seamlessly into most business IT environments, making them enterprise friendly for IT administrators tasked with implementing and overseeing the MFPs. Support for PCL and PostScript through the Lexmark Universal Print Driver increases enterprise compatibility, and monitoring and administering multiple devices from a central location is also simplified through the Embedded Web Server and award-winning fleet management tool Markvision Enterprise.

Perceptive Software Expansion Accelerating

Perceptive Software recently won multiple new international customers, gaining footprints with major organizations in the healthcare, education, financial services, technology, manufacturing and distribution sectors in the United Kingdom, France, the Netherlands, Germany, Brazil, Colombia and South Africa.

Continuing the company’s momentum in the healthcare sector, Perceptive Software also won several more customers, including France-based Vitalité Health Network Pharmacies. Perceptive Software also continues to expand its higher education customer base, having signed several new U.S. colleges that will integrate ImageNow® with their Datatel® Colleague® student information systems.

Perceptive Software Announces New BPM Products

Recently, Perceptive Software announced the general availability of Perceptive Reflect and ModusOne, two new products resulting from the integration of Pallas Athena, which Lexmark acquired in the fourth quarter of 2011. Perceptive Reflect allows users to assess the effectiveness of people, departments and processes by mining and visualizing system data from any application. ModusOne is a scalable document output management solution that allows for both document composition and output management.

Lexmark Announces Restructuring Actions

Lexmark is announcing restructuring initiatives today that are a continuation of its strategy to increase the focus of the company’s talent and resources on higher usage business platforms. The company expects to redeploy a significant portion of the savings from these initiatives toward business products, solutions and channels.

These January 2012 actions will result in total pre-tax charges of approximately $35 million with approximately $8 million incurred in the fourth quarter of 2011. Lexmark expects these January 2012 actions will generate cash savings of approximately $15 million in 2012 and ongoing cash savings of $28 million beginning in 2013, with approximately 80 percent impacting operating expense and 20 percent impacting cost of goods sold. The company expects these actions to be principally complete by the end of the first quarter of 2013.

Looking Forward

In the first quarter of 2012, the company currently expects revenue to decline 4 percent to 6 percent year on year. GAAP earnings per share in the first quarter of 2012 are expected to be around $0.76 to $0.86, or $0.98 to $1.08 excluding $0.22 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the first quarter of 2011 were $1.04, or $1.14 excluding $0.10 per share for restructuring-related and acquisition-related adjustments.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 41028203.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy, fluctuations in foreign currency exchange rates; reliance on international production facilities, manufacturing partners and certain key suppliers; inability to be successful in the Company’s transition to higher-usage business platforms; inability to realize all of the anticipated benefits of the Company’s business combinations, including the Perceptive Software and Pallas Athena acquisitions; market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management and business process management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; possible changes in the size of expected restructuring costs, charges, and savings; failure to implement workforce reductions and execute planned cost reduction measures; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; the inability to attract, retain and motivate key employees;  changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and

other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

(1)
Legacy is defined as hardware and supplies for consumer inkjet platforms. Core excludes Legacy and includes laser, business inkjet, and dot matrix hardware and supplies and the associated features and services sold on a unit basis or through a managed services agreement. Core also includes parts and service related to hardware maintenance and includes software licenses and the associated software maintenance services sold on a unit basis or as a subscription service.

(2)	IDC MarketScape, Worldwide Managed Print Services 2011 Hardcopy Vendor Analysis, doc # 232135, December 2011.

(3)
The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(4)	When comparing cost-per-page with most color laser MFPs below US$500 (October 2011).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Revenue	$1,059.6	$1,104.0	$4,173.0	$4,199.7
Cost of revenue	663.5	710.5	2,592.4	2,680.2
Gross profit	396.1	393.5	1,580.6	1,519.5

Research and development	98.3	96.7	374.5	369.0
Selling, general and administrative	200.8	195.8	761.2	701.2
Restructuring and related charges (reversals)	4.2	(0.6)	2.0	2.4
Operating expense	303.3	291.9	1,137.7	1,072.6

Operating income	92.8	101.6	442.9	446.9

Interest (income) expense, net	7.6	7.4	29.9	26.3
Other (income) expense, net	0.0	(1.5)	(0.6)	(1.2)
Net impairment losses on securities	0.0	0.2	0.0	0.3

Earnings before income taxes	85.2	95.5	413.6	421.5

Provision for income taxes	15.9	7.9	92.7	81.5
Net earnings	$69.3	$87.6	$320.9	$340.0

Net earnings per share:
Basic	$0.95	$1.11	$4.16	$4.33
Diluted	$0.94	$1.10	$4.12	$4.28

Shares used in per share calculation:
Basic	73.0	78.7	77.1	78.6
Diluted	74.0	79.8	77.9	79.5

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$356.1	$337.5
Marketable securities	793.3	879.7
Trade receivables, net	457.8	479.6
Inventories	335.5	366.1
Prepaid expenses and other current assets	266.1	206.7
Total current assets	2,208.8	2,269.6

Property, plant and equipment, net	888.8	904.8
Marketable securities	11.5	18.0
Goodwill	216.4	187.3
Intangibles, net	151.2	155.3
Other assets	160.3	170.2
Total assets	$3,637.0	$3,705.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$486.5	$535.3
Accrued liabilities	636.8	711.0
Total current liabilities	1,123.3	1,246.3

Long-term debt	649.3	649.1
Other liabilities	472.7	415.5
Total liabilities	2,245.3	2,310.9

Stockholders' equity:
Common stock and capital in excess of par	867.5	842.4
Retained earnings	1,482.3	1,179.8
Treasury stock, net	(654.4)	(404.4)
Accumulated other comprehensive loss	(303.7)	(223.5)
Total stockholders' equity	1,391.7	1,394.3
Total liabilities and stockholders' equity	$3,637.0	$3,705.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q11	4Q10
GAAP	$69	$88
Restructuring-related charges & project costs	15	6
Acquisition-related adjustments	8	10
Non-GAAP	$93	$103

Net Earnings (In Millions)	2011	2010
GAAP	$321	$340
Restructuring-related charges & project costs	23	30
Acquisition-related adjustments	23	25
Non-GAAP	$367	$395

Earnings Per Share	4Q11	4Q10
GAAP	$0.94	$1.10
Restructuring-related charges & project costs	0.21	0.07
Acquisition-related adjustments	0.11	0.12
Non-GAAP	$1.25	$1.29

Earnings Per Share	2011	2010
GAAP	$4.12	$4.28
Restructuring-related charges & project costs	0.30	0.37
Acquisition-related adjustments	0.29	0.31
Non-GAAP	$4.71	$4.96

Earnings Per Share Guidance	1Q12	1Q11
GAAP	$0.76 - $0.86	$1.04
Restructuring-related charges & project costs	0.14	0.02
Acquisition-related adjustments	0.08	0.08
Non-GAAP	$0.98 - $1.08	$1.14

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	4Q11	4Q10
GAAP	$1,060	$1,104
Acquisition-related adjustments (1)(2)	1	6
Non-GAAP	$1,061	$1,110

Software and Other Revenue (In Millions) **	4Q11	4Q10
GAAP	$70	$67
Acquisition-related adjustments (1)(2)	1	6
Non-GAAP	$72	$73

Perceptive Software Revenue (In Millions) ***	4Q11	4Q10
GAAP	$30	$17
Acquisition-related adjustments (1)(2)	1	6
Non-GAAP	$31	$22

Gross Profit (In Millions)	4Q11	4Q10
GAAP	$396	$393
Restructuring-related charges & project costs (3)(4)	4	2
Acquisition-related adjustments (1)(2)	6	10
Non-GAAP	$406	$405

Gross Profit Margin (%)	4Q11	4Q10
GAAP	37.4%	35.6%
Restructuring-related charges & project costs	0.4%	0.2%
Acquisition-related adjustments	0.5%	0.9%
Non-GAAP	38.3%	36.5%

Operating Expense (In Millions)	4Q11	4Q10
GAAP	$303	$292
Restructuring-related charges & project costs (3)(4)	(16)	(6)
Acquisition-related adjustments (1)(2)	(5)	(2)
Non-GAAP	$283	$283

Operating Income (In Millions)	4Q11	4Q10
GAAP	$93	$102
Restructuring-related charges & project costs (3)(4)	20	8
Acquisition-related adjustments (1)(2)	10	12
Non-GAAP	$123	$122

Operating Income Margin (%)	4Q11	4Q10
GAAP	8.8%	9.2%
Restructuring-related charges & project costs	1.9%	0.7%
Acquisition-related adjustments	1.0%	1.1%
Non-GAAP	11.6%	11.0%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was -4% on a GAAP basis and -4% on a non-GAAP basis.

**	Year-to-year Software and Other Revenue growth was 5% on a GAAP basis and -1% on a non-GAAP basis.

***	Year-to-year Perceptive Software Revenue growth was 80% on a GAAP basis and 41% on a non-GAAP basis.

(1)
Amounts for the three months ended December 31, 2011, include total acquisition-related adjustments of $10.3 million with $1.3 million, $4.2 million, $0.1 million and $4.7 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended December 31, 2010, include total acquisition-related adjustments of $12.4 million with $5.6 million, $4.4 million, and $2.4 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended December 31, 2011, include total restructuring-related charges and project costs of $19.9 million with $4.4 million and $11.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.3 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended December 31, 2010, include total restructuring-related charges and project costs of $7.6 million with $1.6 million and $6.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the ($0.6) million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2011	2010
GAAP	$4,173	$4,200
Acquisition-related adjustments (1)(2)	5	13
Non-GAAP	$4,178	$4,213

Software and Other Revenue (In Millions) **	2011	2010
GAAP	$272	$224
Acquisition-related adjustments (1)(2)	5	13
Non-GAAP	$277	$236

Perceptive Software Revenue (In Millions) ***	2011	2010
GAAP	$95	$37
Acquisition-related adjustments (1)(2)	5	13
Non-GAAP	$100	$50

Gross Profit (In Millions)	2011	2010
GAAP	$1,581	$1,519
Restructuring-related charges & project costs (3)(4)	5	17
Acquisition-related adjustments (1)(2)	20	22
Non-GAAP	$1,606	$1,559

Gross Profit Margin (%)	2011	2010
GAAP	37.9%	36.2%
Restructuring-related charges & project costs	0.1%	0.4%
Acquisition-related adjustments	0.5%	0.5%
Non-GAAP	38.4%	37.0%

Operating Expense (In Millions)	2011	2010
GAAP	$1,138	$1,073
Restructuring-related charges & project costs (3)(4)	(25)	(21)
Acquisition-related adjustments (1)(2)	(9)	(10)
Non-GAAP	$1,104	$1,041

Operating Income (In Millions)	2011	2010
GAAP	$443	$447
Restructuring-related charges & project costs (3)(4)	30	39
Acquisition-related adjustments (1)(2)	29	32
Non-GAAP	$502	$518

Operating Income Margin (%)	2011	2010
GAAP	10.6%	10.6%
Restructuring-related charges & project costs	0.7%	0.9%
Acquisition-related adjustments	0.7%	0.8%
Non-GAAP	12.0%	12.3%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was -1% on a GAAP basis and -1% on a non-GAAP basis.  Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was 22% on a GAAP basis and 17% on a non-GAAP basis.
Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was 154% on a GAAP basis and 98% on a non-GAAP basis.
Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

(1)
Amounts for the year ended December 31, 2011, include total acquisition-related adjustments of $29.4 million with $4.9 million, $15.5 million, $0.4 million and $8.6 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the year ended December 31, 2010, include total acquisition-related adjustments of $32.1 million with $13.0 million, $9.1 million, and $10.0 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the year ended December 31, 2011, include total restructuring-related charges and project costs of $29.9 million with $5.2 million and $22.7 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.0 million in Restructuring and related charges (reversals).

(4)
Amounts for the year ended December 31, 2010, include total restructuring-related charges and project costs of $38.6 million with $17.4 million and $18.8 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.4 million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.